As of June 17, 2024

Citibank, N.A. – ADR Depositary

388 Greenwich Street

New York, New York 10013

Xiao-I Corporation – Convertible Notes Due 2025

Ladies & Gentlemen:

We refer to the Deposit Agreement, dated as of March 9, 2023, as amended and supplemented from time to time (as so amended and supplemented, the “ADS Deposit Agreement”), by and among Xiao-I Corporation (the “Company”), Citibank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder. Terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the ADS Deposit Agreement.

The Company has, upon the terms set forth in the Securities Purchase Agreement, dated as of June 17, 2024 (the “SPA”), among the Company and the Buyers (as defined in the SPA) named therein, offered and sold Senior Convertible Notes, due 2025 (the “Notes”), in the United States in a transaction (the “Offer”) registered with the Securities and Exchange Commission under the Securities Act pursuant to a shelf registration statement on Form F-3 (Reg. No. 333–279306) (the “Registration Statement”). The terms of the Offer and the Notes are more fully described in the Prospectus Supplement, dated June 17, 2024, a copy of which has been provided to the Depositary.

The Notes are convertible into ADSs representing Shares (the “Conversion Shares”) upon the terms specified in the Senior Convertible Note instrument, a copy of which has been provided to the Depositary (the “Note T&Cs”). Pursuant to the terms of the Purchase Agreement and the Note T&Cs, the Company has agreed to cause the Depositary to issue and deliver into DTC a number of ‘Pre-Delivery ADSs’ (as defined in the SPA) representing Conversion Shares to the order of the Buyers of the Notes (the “Conversion ADSs”).

This Letter Agreement confirms our understanding and agreement as follows:

1.                  Deposit of Conversion Shares. The Company and the Depositary hereby agree that the Company may from time-to-time deposit the Conversion Shares with the Custodian under the ADS Deposit Agreement for purpose of the subsequent issuance of the Conversion ADSs, in accordance with the terms hereof and thereof.

2.                  Issuance and Delivery of Conversion ADSs upon Deposit of Conversion Shares. The Company hereby instructs the Depositary to issue, and consents to the issuance of, the Conversion ADSs against the deposit of Conversion Shares by the Company upon terms to be specified in ADS Issuance Instructions substantially in the form of attached hereto as Exhibit A (the “Conversion ADS Issuance Instructions”). The Depositary hereby agrees to deliver the Conversion ADSs representing the right to receive such Conversion Shares in accordance with the ADS Deposit Agreement upon receipt of (i) the applicable opinions referred in Section 5 below, (ii) confirmation of deposit of the applicable Conversion Shares by the Company with the Custodian, (iii) payment of the Depositary fees and expenses specified in Section 6 below, and (iv) duly completed and signed Conversion ADS Issuance Instructions.

3.                  Status of Conversion ADSs. The Company confirms that (i) the Conversion ADSs issued pursuant to the terms of this Letter Agreement will be beneficially owned by the holders of the Notes and are freely transferable by the holders of the Notes subject only to the contractual limitations, as between the Company and the holders of the Notes, as specified in the SPA and the Note T&Cs, (ii) it will not permit the conversion of Notes into Conversion ADSs by any person that is an Affiliate of the Company (or that has been an Affiliate of the Company at any time within three months prior to the requested conversion), and (iii) it shall cause any Conversion ADSs that remain outstanding after conversion of the Notes in full to be cancelled by the Depositary and the corresponding Shares to be withdrawn from the ADR facility.

4.                  Representations and Warranties. The Company represents and warrants to the Depositary that:

(i)       the Conversion Shares to be deposited by the Company with the Custodian in respect of the Conversion ADSs (a) have been duly authorized, and will be validly issued, and will be fully paid and non-assessable, prior to or upon deposit with the Custodian, (b) will upon issuance rank pari passu in all respects, and will be fully fungible, with the Shares on deposit with the Custodian under the ADS Deposit Agreement, (c) will be legally issued and deposited by the Company and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (d) will upon deposit with the Custodian be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and (e) will not be Restricted Securities’ (as defined in the ADS Deposit Agreement), and all pre-emptive rights (and any similar rights) with respect to the Conversion Shares to be deposited with the Custodian have been validly waived or exercised;

(ii)       the transfer of the Conversion Shares to the Custodian (for deposit with the Depositary under the terms of the ADS Deposit Agreement and this Letter Agreement), and the issuance and delivery of Conversion ADSs by the Depositary in respect of such Conversion Shares upon the terms contemplated herein do not violate any U.S. or Cayman Islands laws or any regulation, order, judgment or proceeding binding on the Company, any agreement to which the Company is a party nor the Memorandum and Article of Association of the Company; and

(iii)       the Company has obtained all governmental approvals, permits, consents and authorizations required to be so obtained in the Cayman Islands, in the U.S., and in the People’s Republic of China for the transactions contemplated in the SPA and in this Letter Agreement.

5.                  Opinions. Prior to each issuance of Conversion ADSs, the Company shall provide the Depositary with (i) an opinion of its Cayman Islands counsel reasonably satisfactory to the Depositary which addresses, among other things, that this Letter Agreement is enforceable, all consents and approvals necessary under Cayman Islands law for issuance and deposit of the Conversion Shares with the Custodian have been obtained, such Conversion Shares are duly authorized, and, at the time Conversion ADSs are issued in respect thereof, such Conversion Shares will be validly issued, fully paid and non-assessable and any pre-emptive or other similar rights with respect thereto will have been validly waived or exercised, and (ii) an opinion of its U.S. counsel which addresses, among other things, the registration under the Securities Act of (x) the Notes in connection with their distribution as contemplated in the SPA, and (y) the issuance and delivery of Conversion ADSs upon the terms set forth herein.

6.                  Depositary Fees and Expenses. The Company and the Depositary agree that Depositary fees and expenses will be payable by the Company in connection with the conversion of Notes into Conversion ADSs, and the establishment of the procedures contemplated herein, on terms separately agreed by the Company and the Depositary.

7.                  Fractional Shares and Fractional ADSs. Notwithstanding anything to the contrary in the ADS Deposit Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of Conversion ADSs, and the Depositary shall not be required to accept, under any circumstances (a) any fraction of a Conversion Share, nor (b) a number of Conversion Shares which upon application of the ADS-to-Share ratio would give rise to a fraction of a Conversion ADS.

8.                  F-6 Registration Statement. The parties hereto confirm that a signed copy of this Letter Agreement may be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to any existing Registration Statement on Form F-6 currently on file) that may be filed in respect of the ADSs.

9.                  Miscellaneous.

(a)               The parties acknowledge and agree that the indemnification obligations contained in Section 5.8 of the ADS Deposit Agreement shall apply to all of the terms, conditions, obligations and performances under this Letter Agreement as if they were set forth in the ADS Deposit Agreement.

(b)               The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

(c)               This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the laws of the State of New York.

(d)               This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns.

(e)               This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

(f)                In the event that, in determining the rights and obligations of parties to the ADS Deposit Agreement and this Letter Agreement with respect to any Conversion Shares or Conversion ADSs, any conflict arises between (a) the terms of the ADS Deposit Agreement and (b) the terms of this Letter Agreement, the terms and conditions set forth in this Letter Agreement shall be controlling.

(g)               This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

[Signature page on following page]

Kindly indicate your acceptance and agreement to the foregoing by signing this letter below in the space provided.

XIAO-I CORPORATION

By:	/s/ Hui Yuan
Name: Hui Yuan
Title: Chief Executive Officer

Accepted and agreed as of the date first written above

CITIBANK, N.A., as Depositary

By:	/s/ Hank Hui
Name: Hank Hui
Title: Authorized Signatory

EXHIBIT

A Conversion ADS Issuance Instructions

EXHIBIT A
to
Letter Agreement, dated as of June 17, 2024
(the “Letter Agreement”), by and between
XIAO-I Corporation

and
Citibank, N.A., as Depositary

_____________________

FORM OF CONVERSION ADS ISSUANCE INSTRUCTIONS

_____________________

To: Citibank, N.A., as Depositary	Citibank Hong Kong as Custodian

XIAO-I Conversion Shares

Dear Sirs:

1.                  Reference is hereby made to (i) the Deposit Agreement, dated as of March 9, 2023 (as amended and supplemented from time to time, the “Deposit Agreement”), by and among XIAO-I Corporation (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares issued thereunder, and (ii) the Letter Agreement, dated as of June 17, 2024 (the “Letter Agreement”), by and between the Company and the Depositary. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the Letter Agreement.

2.                  This Conversion ADS Issuance Instruction is being delivered to the Depositary in respect of the Conversion Shares (as defined in the Letter Agreement). We hereby instruct the Depositary to arrange for the issuance and delivery of the Conversion ADSs specified below under the Deposit Agreement.

3.                  We confirm that, as of the date hereof, the Company’s confirmation, representations and warranties specified in the Letter Agreement in respect of the Conversion ADSs specified above, and the Conversion Shares represented thereby, are true, accurate and correct.

4.                  We agree to pay the Depositary Fees and Expenses specified in the Letter Agreement and confirm that the indemnification obligations of the Company contained in Section 5.8 of the Deposit Agreement shall apply to the actions taken upon the instructions contained herein and the information provided to the Depositary herein.

Number of Conversion Shares to be deposited in the ADR facility:	_______________________________________________ Conversion Shares
Number of Conversion ADSs to be issued:	_______________________________________________ Conversion ADSs

Delivery information for corresponding ADSs

For Deliveries of ADSs into DTC:

DTC Participant Name: Clear Street LLC

DTC Participant Account No.: 9132

Beneficial Owner Name: 3i, LP

Beneficial Owner Account Name: 3i, LP

Beneficial Owner Account No.: 100045

Reference Code (if any): N/A

Contact Person at DTC Participant: skusewich@clearstreet.io

XIAO-I CORPORATION

By:
Name:
Title:
Date: